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CKE RESTAURANTS, INC. REPORTS FIRST QUARTER NET INCOME OF $16.6 MILLION, OR $0.31 PER DILUTED
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CARPINTERIA, Calif. — June 25, 2008 —CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the sixteen weeks ended May 19, 2008.

First Quarter Highlights

•	First quarter net income was $16.6 million, or $0.31 per diluted share. Net income in the prior year quarter was $15.4 million, or $0.23 per diluted share. The 34.8 percent increase in diluted earnings per share is in large part attributable to the Company’s share repurchase program which was the primary driver of the 13.9 million reduction in weighted-average diluted shares outstanding versus the prior year quarter.

•	Blended company-operated same-store sales for the first fiscal quarter of fiscal 2009 increased 1.8 percent. Same-store sales increased 3.9 percent at Carl’s Jr.® and decreased 0.6 percent at Hardee’s® company-operated restaurants.

•	Blended average unit volume for the trailing-13 periods was $1,184,000 at company-operated restaurants. Average unit volumes for the trailing-13 periods increased to $1,514,000 and $959,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated restaurant operating costs increased 30 basis points versus the prior year quarter to 80.1 percent of company-operated restaurants revenue. The increase was primarily attributable to higher depreciation expense related to our remodel program at both brands.

•	Restaurant operating costs at Carl’s Jr. company-operated restaurants remained steady at 77.5 percent of company-operated restaurants revenue as higher depreciation and amortization expense were offset by lower food and packaging and payroll and other employee benefits costs.

•	Restaurant operating costs at Hardee’s company-operated restaurants increased 110 basis points, to 83.1 percent of company-operated restaurants revenue. The increase was primarily attributable to higher food and packaging, depreciation and amortization and payroll and other employee benefits costs, which were partially offset by lower repairs and maintenance expense.

•	Consolidated revenue for the current year quarter was $466.2 million, a 3.2 percent decrease from the prior year quarter. Company-operated restaurants revenue for the current year quarter was $358.2 million, a 5.9 percent decrease from the prior year quarter, reflecting the refranchising of 195 Hardee’s restaurants, offset partially by positive blended same-store sales and 20 new company-operated restaurants opened over the trailing-13 periods.

•	Income tax expense decreased by $1.2 million from the prior year quarter, primarily as a result of the impact of recent tax regulations. We expect our effective income tax rate for the remainder of fiscal 2009 to be approximately 41%.

•	For the sixteen weeks ended May 19, 2008, the Company generated earnings before interest, taxes, depreciation, amortization, facility action charges and share-based compensation (“Adjusted EBITDA”) of $54.6 million as compared to $53.7 million of Adjusted EBITDA during the prior year quarter.

•	Fully diluted shares outstanding for the sixteen weeks ended May 19, 2008, were 54.2 million.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said,

“Net income for the first quarter of fiscal 2009 was $16.6 million, or $0.31 per diluted share. Net income in the prior year quarter was $15.4 million, or $0.23 per diluted share. The 34.8 percent increase in diluted earnings per share is in large part attributable to the 20.4 percent decrease in diluted shares outstanding primarily as a result of our share repurchase activity over the past year.”

“On a consolidated basis, restaurant-level operating expenses increased 30 basis points versus the prior year quarter. This represents a substantial improvement from the fourth quarter, when restaurant operating expenses increased 160 basis points over the comparable prior year quarter. As we have previously discussed, we narrowed this gap by taking price increases and implementing other actions to control costs.”

“We continued the refranchising initiative we announced in April 2007 to sell approximately 200 Hardee’s with the sale of 59 restaurants during the quarter. To date, we have refranchised 201 Hardee’s restaurants pursuant to this initiative. We recently announced our intent to refranchise an additional 40 Hardee’s restaurants. The refranchising of these stores, as well as the development agreements the acquiring franchisees sign, will increase our franchise business mix, reduce our capital requirements and provide a more stable income stream, while at the same time allowing us to allocate our financial and corporate resources more efficiently.”

“During the quarter, we and our franchisees opened 32 new units, including 12 internationally. We and our franchisees also completed 32 remodels as well as 12 Green Burrito and 11 Red Burrito dual-brand conversions.”

“With respect to our individual brands:

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 3.9 percent versus flat results during the prior year first quarter. Revenues at company-operated Carl’s Jr. restaurants increased $14.0 million, or 7.7 percent, over the prior year quarter due to the same-store sales gains and the addition of 15 company-operated restaurants over the past year,” continued Puzder. “During the quarter, Carl’s Jr. featured Chili Cheese Burgers and Chili Cheese Fries, as well as the Jalapeño Chicken sandwich and the unique Cap’n Crunch® shake. Average unit volume at Carl’s Jr. increased to $1,514,000 – a $21,000 improvement since the end of fiscal 2008 and an all-time high for the brand.”

“Carl’s Jr. restaurant operating costs at company-operated restaurants remained steady at 77.5 percent of company-operated restaurants revenue, as higher depreciation and amortization expense were offset by lower food and packaging and payroll and other employee benefits costs.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants decreased 0.6 percent during the first quarter, versus a 1.8 percent increase in the prior year quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $36.3 million, or 18.2 percent, from the prior year quarter due primarily to the refranchising of 195 Hardee’s restaurants, or 28 percent of our Company-operated Hardee’s restaurants, since the beginning of fiscal 2008, which more than offset the additional revenues from five new company-operated restaurants opened over the past year. Hardee’s featured the Jalapeño Thickburger™ and rolled out the Chicken Fillet Biscuit to its breakfast menu system-wide during the quarter. In addition, the brand debuted the Prime Rib Thickburger® during the final week of the quarter. Hardee’s average unit volume increased to $959,000, a $5,000 improvement since the end of fiscal 2008 and the highest average unit volume for the brand as far back as we can check.”

“Hardee’s restaurant operating costs at its company-operated restaurants increased 110 basis points over the prior year quarter, to 83.1 percent of company-operated restaurants revenue. The increase was due primarily to higher food and packaging costs, resulting from significant price increases in wheat and dairy products, depreciation and amortization and payroll and other employee benefits costs. These increases were partially offset by lower repairs and maintenance expense.”

“As we announced last week at our Annual Shareholders’ Meeting, in keeping with our heightened scrutiny on new unit site quality, as well as meeting our return hurdles on new Hardee’s units, we are reducing our forecasted new unit growth by 32 percent (from 126 units to 86 units) over the next three years. This will result in a $54.2 million reduction to our capital plan. Since we originally announced our capital plan in fiscal 2007, through refranchising and slower new unit growth, we have reduced our planned capital spending by $86.6 million from $650.0 million to $563.4 million. The recently announced reduction will lower capital spending over the next three years from $408.4 million to $354.2 million. We reiterate our intention to fully fund our capital plan from operating cash flows and proceeds from our refranchising initiative.”

“We will continue to focus on the fundamentals within our restaurants, including our premium product strategy and ‘Six Dollar Service’, effective, cutting-edge advertising and aggressive cost control measures. Further, we believe our dual-branding and remodel initiatives will drive same-store sales for both the near- and long-term. Finally, our remodels and our new restaurant growth will enable us to remain competitive and relevant in our markets with our current and potential guests,” Puzder concluded.

As of the end of its fiscal 2009 first quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,101 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,162 Carl’s Jr. restaurants and 1,923 Hardee’s restaurants.

Conference Call

The Company will host a conference call and webcast on June 26, 2008, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results and discuss the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal control over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Sixteen Weeks Ended
	May 19, 2008	May 21, 2007
Revenue:
Company-operated restaurants	$358,238	$380,524
Franchised and licensed restaurants and other	107,933	101,278

Total revenue	466,171	481,802

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	105,074	111,435
Payroll and other employee benefits	103,683	110,479
Occupancy and other	78,035	81,874

Total restaurant operating costs	286,792	303,788
Franchised and licensed restaurants and other	83,067	79,492
Advertising	21,098	22,762
General and administrative	44,511	46,027
Facility action charges, net	1,073	(254)

Total operating costs and expenses	436,541	451,815

Operating income	29,630	29,987
Interest expense	(4,568)	(5,295)
Other income, net	992	1,624

Income before income taxes and discontinued operations	26,054	26,316
Income tax expense	9,434	10,617

Income from continuing operations	16,620	15,699
Loss from discontinued operations (net of income tax benefit of $160 for the sixteen weeks ended May 21, 2007)	—	(348)

Net income	$16,620	$15,351

Basic income per common share:
Continuing operations	$0.32	$0.24
Discontinued operations	—	—

Net income	$0.32	$0.24

Diluted income per common share (1):
Continuing operations	$0.31	$0.23
Discontinued operations	—	—

Net income	$0.31	$0.23

Dividends per common share	$0.06	$0.06

Weighted-average common shares outstanding:
Basic	51,582	64,823
Diluted	54,232	68,150

(1) The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its convertible subordinated notes, was $135 and $137 for the sixteen weeks ended May 19, 2008 and May 21, 2007, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)

			Trailing-13
	Sixteen Weeks	Sixteen Weeks Ended	Periods Ended
	Ended May 19, 2008	May 21, 2007	May 19, 2008
Net income	$16,620	$15,351	$32,345
Interest expense	4,568	5,310	32,313
Income tax expense	9,434	10,457	25,589
Depreciation and amortization	18,982	19,884	63,200
Facility action charges, net	1,073	(463)	254
Share-based compensation expense	3,937	3,138	12,177

Adjusted EBITDA	$54,614	$53,677	$165,878